Exhibit 99.1

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)

114 East 4th Avenue—Suite 800

Vancouver, BC, Canada

V5T 1G4

Item 2:	Date of Material Change

August 4, 2022

Item 3:	News Release

A news release announcing the material change was disseminated through the facilities of Business Wire on August 4, 2022, and a copy was filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On August 4, 2022, the Company announced that the Company’s board of directors (the “Board”) appointed Mr. Neil Klompas, age 50, as President of the Company, effective August 4, 2022. Mr. Klompas currently serves as the Company’s Chief Operating Officer, and will continue in the role of Chief Operating Officer following his appointment as President of the Company. Mr. Klompas succeeds Mr. Kenneth Galbraith in the role of President of the Company. Following Mr. Klompas’s appointment, Mr. Galbraith will continue in the role of Chair of the Board and Chief Executive Officer.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On August 4, 2022, the Company announced that the Board appointed Mr. Neil Klompas, age 50, as President of the Company, effective August 4, 2022. Mr. Klompas currently serves as the Company’s Chief Operating Officer, and will continue in the role of Chief Operating Officer following his appointment as President of the Company. Mr. Klompas succeeds Mr. Kenneth Galbraith in the role of President of the Company. Following Mr. Klompas’s appointment, Mr. Galbraith will continue in the role of Chair of the Board and Chief Executive Officer.

Mr. Klompas joined Zymeworks in March 2007 and has served as its Chief Operating Officer since January 2022, its Chief Financial Officer from December 2007 to February 2022, and also as its Executive Vice President, Business Operations from September 2019 to January 2022. Prior to joining Zymeworks, he worked with KPMG LLP in Canada and the United States, most recently (from 2005 to 2007) with KPMG’s Pharmaceuticals, Biotechnology and Medical Device M&A Transaction Services practice in Princeton, New Jersey, where he advised on transactions including mergers, acquisitions, divestitures and strategic alliances. Prior to that, from 2000 to 2005 Mr. Klompas worked with KPMG’s Canadian Biotechnology and Pharmaceuticals practice. Mr. Klompas currently serves on the board of directors of Liminal BioSciences Inc. (NASDAQ: LMNL). Mr. Klompas is a Chartered Professional Accountant and is a member of the Chartered Professional Accountants of British Columbia. Mr. Klompas also holds a degree in Microbiology & Immunology from the University of British Columbia.

There are no arrangements or understandings between Mr. Klompas and any other persons pursuant to which he was appointed as President of the Company. There are also no family relationships between Mr. Klompas and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The compensatory and other material terms of Mr. Galbraith’s and Mr. Klompas’s employment with the Company will remain unchanged in connection with the foregoing. For information regarding Mr. Galbraith’s and Mr. Klompas’s existing compensation arrangements, please refer to the information contained in the section titled “Item 11. Executive Compensation – “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control” in the Company’s Amendment No. 1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 2, 2022.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, President and Chief Operating Officer of the Company, at (604) 678-1388.

Item 9:	Date of Report

August 5, 2022